UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2012

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2886 Carriage Manor Point

Colorado Springs, CO 80906

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (303) 320-7708

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2012, Gold Resource Corporation (the “Company”) entered into an employment agreement with Brad Blacketor (the “Agreement”). See Item 5.02 below for a discussion of the appointment of Mr. Blacketor as the Company’s Chief Financial Officer and a description of the material terms and conditions of the Agreement. A copy of the Agreement is filed with this report as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2012, the Company hired Brad Blacketor to serve as the Company’s full-time Chief Financial Officer beginning as soon as he completes the transition out of his position with his current employer but in no event later than May 8, 2012. At the same time, the Company notified Paul Oberman, the Company’s part-time Chief Financial Officer serving on a contractual basis that it intends to terminate its services agreement with Mr. Oberman. It is anticipated that Mr. Oberman will continue to assist the Company during the transition period.

Mr. Blacketor joins the Company from Bear Creek Mining Corporation (TSX-V: BCM), a Canadian mineral exploration company where he has been serving as Chief Financial Officer since February 2011. Mr. Blacketor has more than 30 years of management and financial experience, including over 20 years in the mining industry. Prior to joining Bear Creek Mining, he served in various capacities with Metallica Resources Inc. (TSX:MR / NYSE AMEX:MRB) from April 1997 to May 2009, including as its Vice President, Secretary and Chief Financial Officer prior to the company’s merger with New Gold Inc. (TSX:NGD / NYSE AMEX: NGD). He also served as Chief Financial Officer and Secretary for MinCorp Ltd. from July 1991 to April 1997 and as Vice President, Secretary and Controller of Pincock Allen, & Holt, Inc. from July 1988 to July 1991. Mr. Blacketor is a CPA who began his career in public accounting with Baller & Associates and Deloitte & Touche in Denver, Colorado. He received his MBA from Colorado State University and Bachelor of Science degree in Business Administration from Indiana University.

The Agreement with Mr. Blacketor provides for, among other things: (i) an initial term of three years with an automatic annual renewal unless sooner terminated in accordance with the Agreement; (ii) an annual base salary of $250,000; (iii) additional incentive compensation in the form of cash bonuses payable in the discretion of the Board of Directors; and (iv) severance payments under certain circumstances as set forth in the Agreement, including 12 months’ base salary if Mr. Blacketor should be terminated without cause or 35 months’ base salary if he is terminated in the event of a change in control of the Company. The foregoing is a summary only and the complete Agreement is attached to this report as Exhibit 10.1. Mr. Blacketor will also receive stock options to purchase 240,000 shares of the Company’s common stock at an exercise price equal to the closing sales price of such stock on the NYSE Amex as of his first day of active employment with the Company, vesting in equal installments over a three-year period and with an option period term of 10 years.

Item 7.01	Regulation FD Disclosure.

On March 19, 2012, the Company issued a press release regarding Mr. Blacketor joining the Company as Chief Financial Officer. A copy of the press release is attached to this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished with this report:

	10.1	Employment Agreement with Brad Blacketor.

	99.1	Press release March 19, 2012.

Cautionary Statement

With the exception of historical matters, the matters discussed in the press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained therein. Such forward-looking statements include, among others, statements regarding current and future exploration and development activities. Factors that could cause actual results to differ materially from projections or estimates include, among others, precious metals prices, economic and market conditions and future drilling results, as well as other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the SEC. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement. Readers are cautioned not to put undue reliance on forward-looking statements.

U.S. investors should be aware that the Company has no “reserves” as defined by Guide 7 adopted by the United States Securities and Exchange Commission (SEC) and are cautioned not to assume that any part or all of the mineralization will ever be confirmed or converted into Guide 7 compliant “reserves.”

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: March 19, 2012	By:	/s/ William W. Reid
	Name:	William W. Reid
	Title:	Chief Executive Officer

Exhibit Index

The following is a list of the Exhibits furnished herewith.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with Brad Blacketor.

99.1	Press release dated March 19, 2012.